Exhibit 21.1

LIST OF SUBSIDIARIES OF OTELCO INC.

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Brindlee Holdings LLC	Delaware

Brindlee Mountain Telephone Company	Alabama

Blountsville Telephone Company Inc.	Alabama

Hopper Holding Company, Inc.	Alabama

Hopper Telecommunications Company, Inc.	Alabama

Imagination, Inc.	Missouri

Mid-Maine Communications, Inc. Mid-Maine Telecom, Inc. Mid-Maine TelPlus Mid-Missouri Telephone Corp.	Delaware Maine Maine Missouri

Otelco Holdings LLC	Delaware

Otelco Telecommunications LLC	Delaware

Otelco Telephone LLC	Delaware

Page & Kiser Communications, Inc.	Alabama